Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-4) and related Prospectus of The Toronto-Dominion Bank for the registration of 88,236,104 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2007, with respect to the consolidated financial statements of Commerce Bancorp, Inc., Commerce Bancorp Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Commerce Bancorp, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 3, 2008